Exhibit 107

REGISTRATION FEE TABLE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Aggregate Offering Price Per Share		Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common stock, $0.0001 par value per share, by Selling Securityholder	10,417,963	(2)	$0.177	(3)	$1,843,979.45	$203.21	(4)
Common stock, $0.0001 par value per share, underlying Warrants issued to Selling Securityholder	500,000	(5)	$0.20	(5)	$100,000	$11.02	(4)
TOTAL						$214.23

(1) Estimated pursuant to Rule 457(a) of the Securities Act of 1933, as amended (the “Securities Act”) solely for purposes of calculating the registration fee.

(2) Represents common stock offered for resale by Peak One Opportunity Fund, L.P. (the “Selling Securityholder”), which shares are issuable by BioPower Operations Corporation (the “Company”) pursuant to the Equity Purchase Agreement between the Company and the Selling Securityholder dated as of August 8, 2022 (“Equity Line”). The Company’s calculation of the maximum number of shares of common stock that may be registered for resale under the Equity Line pursuant to this Registration Statement is as follows: non-affiliate float of 31,253,890 common stock multiplied by $0.2114, which represents the average of the high and low prices for the common stock share on September 14, 2022, divided by three, which yields $2,202,357. Based on the average of the high and low prices for the common stock share of $0.2114 on August 4, 2022, which was the last business day before the date the Equity Purchase Agreement was executed August 8, 2022 (the effective date of the Equity Purchase Agreement), we can register up to 10,417,963 shares of common stock for resale pursuant to the Equity Line.

(3) This offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act with respect to the common stock registered hereunder, based upon the price of $0.177, which is the last reported sale price for the Company’s common stock on October 4, 2022, (a date within five business days prior to the initial filing of this registration statement) as reported on the OTC Market Group, Inc.’s OTC Pink tier.

(4) Computed in accordance with Section 6(b) of the Securities Act as in effect on October 7, 2022.

(5) A warrant for the purchase of 500,000 Common Stock shares was issued August 8, 2022 to Peak One Investments, LLC pursuant to the Equity Purchase Agreement by and between the Company and Peak One (the “Peak One Warrant”). The Peak One Warrant is exercisable for five years from the date of issuance at a fixed exercise price of $0.20 per Common Stock share subject to the terms of the Warrants.

In accordance with Rule 416(a) under the Securities Act, the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.